Exhibit 10.5

CONFIDENTIAL

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Agreement (this “Agreement”), dated as of May 7, 2014 by and between TRACON PHARMACEUTICALS, INC., a Delaware corporation with principal executive offices at 8910 University Center Drive, Suite 700, San Diego, California (the “Company”) and CHARLES P. THEUER whose mailing address is P.O. Box 90729, San Diego, California 92169 (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Executive previously entered an Employment Agreement dated as of July 17, 2009 (the “Original Employment Agreement”) relating to Executive’s employment as the Company’s President and Chief Executive Officer;

WHEREAS, in connection with the Company’s preferred stock financing pursuant to that certain Series A Preferred Stock Purchase Agreement dated March 28, 2011, the Company and Executive entered into an Amendment to the Original Employment Agreement, which was effective as of June 21, 2011;

WHEREAS, the Company and Executive entered into an Amended and Restated Employment Agreement dated April 23, 2012 relating to Executive’s employment as the Company’s President and Chief Operating Officer;

WHEREAS, the Company and Executive entered into an Amended and Restated Employment Agreement dated April 23, 2013 (the “Previous Restated Employment Agreement”) relating to Executive’s employment as the Company’s President and Chief Executive Officer;

WHEREAS, the Company desires to continue to employ the Executive as the Company’s President and Chief Executive Officer, and the Executive desires to continue to serve the Company in this capacity upon the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.                                    Employment.

(a)                               Services.  The Executive will be employed by the Company as its President and Chief Executive Officer and will report to the Board of Directors of the Company (the “Board”).  Executive shall perform such duties as are consistent with his position as President and Chief Executive Officer (the “Services”).  The Executive agrees to perform such duties faithfully, to devote all of his working time, attention and energies to the business of the Company, and while he remains employed, not to engage in any other business activity that is in conflict with his duties and obligations to the Company.

(b)                              Acceptance.  The Executive hereby accepts such employment and agrees to render the Services.

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2.                                    Term.  The Executive’s employment under this Agreement (the “Term”) shall commence on January 1, 2014 (the “Commencement Date”) and shall continue for a term of one (1) year, unless sooner terminated pursuant to Section 8 of this Agreement.  Except as specifically provided otherwise the provisions of this Agreement specified in Sections 5, 6, 9, and 10 shall survive the expiration or termination hereof.  This Agreement may be renewed for an additional one (1) year term if the company and the Executive agree in writing at least six (6) months prior to the expiration or other termination of the Term.

3.                                    Best Efforts: Place of Performance.

(a)                               The Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the Executive of his duties hereunder or the Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company, except as set forth above in Section 1(a).

(b)                              The duties to be performed by the Executive hereunder shall be performed primarily at the office of the Company in San Diego, California, subject to reasonable travel requirements on behalf of the Company, or such other place as the Board may reasonably designate.  Notwithstanding the foregoing, the Executive’s primary place of business may not be relocated to another city without his written consent.

(c)                               The Company shall use its best efforts to cause the Executive to be elected as a member of its Board throughout the Term and shall include him in the management slate for election as a director at every stockholders meeting during the Term at which his term as a director would otherwise expire.  The Executive agrees to accept election, and to serve during the Term, as director of the Company, without any compensation therefore other than as specified in this Agreement.

4.                                    Compensation.  As full compensation for the performance by the Executive of his duties under this Agreement, during the Term, the Company shall pay the Executive as follows:

(a)                               Base Salary.  The Company shall pay the Executive an annual salary (the “Base Salary”) of Three Hundred Ninety-five Thousand Dollars ($395,000).  Payment shall be made in accordance with the Company’s normal payroll practices.

(b)                              Bonus.  During each fiscal year of the Term and including for the fiscal year ending December 31, 2014, the Executive shall be eligible to earn an annual cash performance bonus (a “Performance Bonus”) of up to fifty percent (50%) of the Executive’s Base Salary.  The Executive’s actual bonus for fiscal year 2014 and any fiscal year thereafter, if any, shall be based upon the successful attainment by the Executive of certain financial, clinical development and financial milestones (the “Milestones”), to be approved annually by the Board (or a committee thereof), after receipt and review of proposed Milestones from the Executive and any revisions deemed appropriate by the Board, acting in good faith.  The proposed Milestones for each year during the Term shall be delivered by the Executive to the Board at least sixty (60)

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days prior to the beginning of each such fiscal year.  The determination of whether the Milestones have been achieved in any given year shall be made in the sole discretion of the Board.  The Performance Bonus shall be paid to Executive no later than the 15th day of the third month immediately following the fiscal year with respect to which the Performance Bonus relates.  To earn any Performance Bonus, the Executive must remain employed by the Company through the end of the fiscal year(s) with respect to which the Performance Bonus relates.  Any Performance Bonus that is earned shall be payable in cash in a lump sum payment or in installments as determined by the Board in its sole discretion, provided, however, that all payments of the Performance Bonus shall be made on or before the deadline required for short-term deferrals pursuant to Treasury Regulation (“Treas. Reg.”) § 1.409A-1(b)(4).

(c)                               Withholding.  The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 4.

(d)                             Expenses.  The Company shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.  If any such expense is included in the taxable income of the Executive, reimbursement shall be made in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv).

(e)                               Other Benefits.  The Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans, prescription drug reimbursement plans, short and long term disability plans, life insurance and other so-called “fringe” benefits) as the Company shall make available to its senior executives from time to time.  Subject to approval by the Board of Directors, the Company shall continue to provide at a minimum the benefits currently offered to the Executive.

(f)                                Vacation.  The Executive shall be entitled to a vacation of four (4) non-consecutive weeks per annum, in addition to holidays observed by the Company.  The Executive shall be entitled to carry forward unused vacation from one year of employment to the next year of employment up to a maximum of 60 days of accrued vacation at any time (the “Maximum Accrual”).  At the end of the Term, the Executive shall receive compensation for all then accrued and unused vacation days up to the Maximum Accrual.

(g)                              Company Breach.  In the event that the Company breaches in any material respect its obligations in Sections 4(a), (b), (d), (e) or (f) (and in the case of a breach of Section 4(d), (e) or (f) such breach is not cured within thirty (30) days after notice thereof is given to the Company by the Executive), then, in addition to damages or any other rights which the Executive may have at law or equity under this Agreement, the Company agrees that Executive shall be relieved of all obligations imposed on him under Section 6(a) and (c).

5.                                    Confidential Information and Inventions.

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(a)                               The Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information of the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality.  Accordingly, during and after the Term, the Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information owned by, or received by or on behalf of the Company or any affiliate which have been disclosed to the Executive on or before the date of termination.  “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company.  The Executive expressly acknowledges that the Confidential and Proprietary Information constitutes a protectable business interest of the Company.  The Executive agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of the Executive’s duties to the Company.  The Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event immediately upon termination of employment.

(b)                              Except with prior written authorization by the Company, the Executive agrees for a period of five (5) years from the termination of his employment with the Company not to disclose or publish:

(i)                                  any of the Confidential and Proprietary Information; or

(ii)                              any confidential, scientific, technical or business information of any other party disclosed to the Executive during his employment with the Company to whom the Company or any affiliate owes an obligation of confidence.

(c)                               The Executive agrees that all inventions, discoveries, improvements, or other work product, whether or not patentable or copyrightable (“Inventions”) initiated, conceived, reduced to practice, or made by him, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101).  The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith.  The Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this

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Section 5(c) with respect to any Invention that is not directly or indirectly related to the Company’s business.  The Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end the Executive will execute all documents necessary:

(i)                                  to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)                              to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(d)                             The Executive acknowledges that while performing the Services, the Executive may locate, identify and/or evaluate patented or patentable inventions having commercial potential in the fields of pharmacy, pharmaceutical, biotechnology, healthcare, technology and other fields which may be of potential interest to the Company or one of its affiliates (the “Third Party Inventions”).  The Executive understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company, any affiliate or either of the foregoing persons’ officers, directors, employees (including the Executive), agents or consultants during the Term shall be and remain the sole and exclusive property of the Company or such affiliate and the Executive shall have no rights whatsoever to such Third-Party Inventions and will not pursue for himself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company unless the Company has expressly abandoned its interest in such Third Party Inventions in writing.

(e)                               The Executive agrees that he will promptly disclose to the Company all Inventions initiated, made or conceived or reduced to practice, either alone or jointly with others, during the Term.

(f)                                The provisions of this Section 5 shall survive any termination of this Agreement.

6.                                    Non-Solicitation and Non-Disparagement.

(a)                               During the Term and the Termination Benefits Period (as defined hereinafter), the Executive shall not, directly or indirectly, without the prior written consent of the Company:

(i)                                  solicit or induce any employee of the Company or any affiliate to leave the employ of the Company or any such affiliate; or hire for any purpose any employee of the Company or any affiliate; or hire any former employee who has left the employment of the Company or any affiliate within twelve (12) months of the termination of such employee’s employment with the Company or any such affiliate; or hire any former employee of the Company in violation of such employee’s non-competition agreement with the Company or any such affiliate; or

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(ii)                              solicit or accept the business of any agent, client or customer of the Company or any affiliate with respect to products, services or investments similar to those provided or supplied by the Company or any affiliate.

(b)                              The Company and the Executive each agree that both during the Term and for a period of three (3) years thereafter, neither party shall directly or indirectly disparage, whether or not true, the name or reputation of the other party or any affiliate including but not limited to any officer, director, employee or shareholder of the Company or any affiliate.  Notwithstanding this Section, nothing contained herein shall limit or impair the ability of the Executive to provide truthful testimony in response to any validly issued subpoena.

(c)                               In the event that the Executive breaches any provisions of Section 5 or this Section 6 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall be entitled to seek injunctive relief to enforce the restrictions contained in such Section 6.  The Company and the Executive agree that any such action for injunctive or equitable relief shall be heard in a state or federal court situated in or for the County of San Diego, California and each of the parties hereto agrees to accept service of process by registered or certified mail and to otherwise consent to the jurisdiction of such courts.

(d)                             Each of the rights and remedies enumerated in Section 6(c) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity.  If any of the covenants contained in this Section 6, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions.  If any of the covenants contained in this Section 6 is held to be invalid or unenforceable because of the duration at such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable.

(e)                               The provisions of this Section 6 shall survive any termination of this Agreement.

7.                                    Representations and Warranties.  The Executive hereby represents and warrants to the company as follows:

(a)                               Neither the execution or delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound.

(b)                              The Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder.  This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms.  No approvals or consents of any persons or entities are

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required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

8.                                    Termination.  The Executive’s employment hereunder shall be terminated upon the Executive’s death and may be terminated as follows:

(a)                               The Executive’s employment hereunder may be terminated by the Board for Cause.  Any of the following actions by the Executive shall constitute “Cause”:

(i)                                  The willful failure, disregard or refusal by the Executive to perform his material duties or obligations under this Agreement, following written notice from the Board specifying the material duty or obligation at issue and upon the Executive’s failure to perform the material duty or obligation within ten days thereafter;

(ii)                              Any willful, intentional or grossly negligent act by the Executive having the effect of materially injuring (whether financial or otherwise and as determined in good-faith by a majority of the members of the Board) the business or reputation of the Company;

(iii)                          Willful insubordination with respect to lawful directions received by the Executive from the Board, following written notice from the Board specifying the insubordination at issue and upon the Executive’s failure to remedy the insubordination within ten days thereafter;

(iv)                          The Executive’s conviction of any felony involving moral turpitude (including entry of a nolo contendere plea);

(v)                              The determination by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that the Executive engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination), unless the Executive’s actions were specifically directed by the Board;

(vi)                          Any material misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony);

(vii)                      Breach by the Executive of any material provision of this Agreement, which is not cured by the Executive within thirty (30) days after notice thereof is given to the Executive by the Board.

(b)                              The Executive’s employment hereunder may be terminated by the Board due to the Executive’s Disability.  For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Board has provided a written termination notice to the Executive supported by a written statement from a reputable independent physician to the effect that the Executive shall have become so physically or mentally incapacitated as to be unable to resume, within the ensuing six (6) months, his employment under this Agreement by reason of physical or mental illness or injury or (ii) upon rendering of a written termination notice by the Board after the Executive has been unable to substantially perform his duties hereunder for 60 or more

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consecutive days, or more than 120 days in any consecutive twelve month period, by reason of any physical or mental illness or injury.  For purposes of this Section 8(b), the Executive agrees to make himself available and to cooperate in a reasonable examination by a reputable independent physician retained by the Company.

(c)                               The Executive’s employment hereunder may be terminated by the Board (or its successor) upon the occurrence of a Change of Control.  For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding Securities if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of the Company).

(d)                             The Executive’s employment hereunder may be terminated by the Executive for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean:

(i)                                  any material breach of this Agreement by the Company;

(ii)                              without the Executive’s express written consent, any material reduction by the Company of the Executive’s duties, responsibilities, or authority as President and Chief Executive Officer of the Company which causes his position with the company to become of less responsibility or authority than his position as of immediately following the Commencement Date;

(iii)                          a relocation of the Company’s principal place of business of the Executive outside of the San Diego metropolitan area without the Executive’s written consent; or

(iv)                          without the Executive’s express written consent, any material reduction in the benefits currently offered to the Executive pursuant to Section 4(e).

In order for a resignation to qualify as for “Good Reason,” the Executive must provide the Company with written notice that reasonably identifies the acts or omissions constituting the grounds for Good Reason within sixty (60) days after Executive obtains knowledge of the occurrence of an event described in (i) through (iv) above, and the Company must have failed to cure such Good Reason condition within forty-five (45) days following the Company’s receipt of Executive’s written notice; and, provided further, that the Executive’s resignation on account of Good Reason must occur within one hundred twenty (120) days following the initial occurrence of the Good Reason condition.

(e)                               The Executive’s employment may be terminated by the Company for any reason or no reason.

9.                                    Compensation upon Termination.

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(a)                               If the Executive’s employment is terminated as a result of his death, the Company shall pay to the Executive’s estate (i) his Base Salary in accordance with the Company’s regular payroll schedule owed the Executive through the date which is twelve (12) months after his death and (ii) any expenses reimbursement amounts owed the Executive through the date of his death.  Additionally, Executive’s then outstanding unvested time-based Company stock option awards shall become incrementally vested on an accelerated basis as if Executive’s termination date occurred six (6) months later.

If the Executive’s employment is terminated as a result of his Disability, the Company shall pay to the Executive any expenses reimbursement amounts owed the Executive through the date of his Disability.  Additionally, Executive’s then outstanding unvested time-based Company stock option awards shall become incrementally vested on an accelerated basis as if Executive’s termination date occurred six (6) months later.

(b)                              If the Executive’s employment is terminated by the Board for Cause, then the Company shall pay to the Executive his Base Salary and any expense reimbursement amounts owed the Executive, as of the date of Executive’s termination of employment.  The Executive shall have no further entitlement hereunder to any other compensation or benefits from the Company, except to the extent otherwise provided by law.

(c)                               If the Executive’s employment is terminated (i) at the expiration of the Term without either (A) an offer by the Company to renew Executive’s employment pursuant to an employment agreement on terms and conditions that are either the same (except with respect to Section 4(d), which shall no longer apply) or better than as set forth in this Agreement or (B) renewal of Executive’s employment pursuant to a new employment agreement executed by Executive and the Company, or (ii) by the Executive for Good Reason, or (iii) by the Company other than for reasons specified in Sections 8(a) or 8(b), then: (A) the Company shall continue to pay in accordance with the Company’s regular payroll schedule Executive’s Base Salary for a period of twelve (12) months following the termination of Executive’s employment; (B) the Company shall pay the cost (to the same extent that the Company was doing so immediately before Executive’s termination date) for the employee benefit coverage continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for the lesser of: (x) a period of twelve (12) months following the termination of Executive’s employment, or (y) Executive becomes eligible for group insurance benefits from another employer, provided that Executive timely elects COBRA coverage (“COBRA Benefits”); (C) the Company shall pay any expenses reimbursement amounts owed the Executive through the date of his termination; and (D) Executive’s then outstanding unvested time-based Company stock option awards shall become automatically vested as of the termination date.

(d)                             Executive agrees (i) at any time either before or during the period of time he is receiving COBRA Benefits under subsection (B) to Section 9(c), to inform the Company promptly in writing if Executive becomes eligible to receive group health coverage from another employer; and (ii) that Executive may not increase the number of his designated dependents, if any, during this time unless Executive is permitted to do so under COBRA and does so at his own expense.  The period of such COBRA Benefits shall be considered part of Executive’s COBRA coverage entitlement period.

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(e)                               Notwithstanding anything to the contrary, in order to receive any payments or benefits under Section 9(a) or Section 9(c) as applicable, Executive or Executive’s estate, as applicable, must timely execute and deliver (and not revoke) a separation agreement and general release of claims (the “Release”) in favor of the Company, any affiliates or related entities, and their employees and affiliates, in the form and content provided by the Company, within the time period specified in the Release, but in no event after the 60th day following Executive’s termination date; provided, however, that if the salary continuation benefit is triggered under Section 9(a) or Section 9(c), as applicable, the Company shall pay Executive’s Base Salary during the 60-day period following Executive’s termination date on the Company’s regularly scheduled payroll dates.  The Company’s obligation to pay Executive any further salary continuation payments after the 60-day period, as well as any other payments or benefits specified under Section 9(a) or Section 9(c), shall terminate if the Release is not effective and is no longer subject to revocation on the 60th day following Executive’s termination date.

(f)                                This Section 9 sets forth the only obligations of the Company with respect to the termination of the Executive’s employment with the Company, and the Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits from the Company which are not explicitly provided in Section 9.  Additionally, for avoidance of doubt, the payments and benefits that may be provided under Sections 9(a) or 9(c) above shall not be provided more than once and if payments and benefits are provided under any of these subsections, then no payments or benefits will otherwise be provided again under any of these subsections.

(g)                              Upon the termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned as an officer and as a director (if applicable) of the Company, effective as of the date of such termination.

(h)                              The obligations of the Company that arise under this Section 9 shall survive the expiration or earlier termination of this Agreement.

10.                            Indemnification.  The Company shall defend and indemnify the Executive in his capacity as President and Chief Executive Officer of the Company to the fullest extent permitted under the Delaware General Corporate Law (the “DGCL”).  The Company shall also establish a policy for indemnifying its officers and directors, including but not limited to the Executive, for all actions permitted under the DGCL taken in good faith pursuit of their duties for the Company, including but not limited to the obtaining of an appropriate level of Directors and Officers Liability coverage and including such provisions in the Company’s by-laws or certificate of incorporation as applicable and customary.  The rights to indemnification shall survive any termination of this Agreement.

11.                            Miscellaneous.

(a)                               This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without giving effect to its principles of conflicts of laws.

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(b)                              Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Section 5 or 6 hereof), or regarding the interpretation thereof, shall be finally settled by arbitration conducted in San Diego County, California, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect before a panel of three arbitrators appointed in accordance with such rules.  Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction.  The arbitrator shall have authority to grant any form of appropriate relief whether legal or equitable in nature, including specific performance.  For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Sections 5 and 6 hereof, the parties hereby submit to the non-exclusive jurisdiction of the state or federal courts situated in or for the County of San Diego, California, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to below in paragraph (g) of this Section 11.  Pending such resolution of any claim, the Executive shall be entitled to continue to receive all payments and benefits due under this Agreement or otherwise, unless the arbitration panel determines otherwise.

(c)                               This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

(d)                             This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive.  The Company may assign its rights together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(e)                               This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f)                                The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver of relinquishment of future compliance therewith, and such terms conditions and provisions shall remain in full force and effect.  No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g)                              All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the address set forth on the first page of the Agreement and to the Company at its principal office, and shall be deemed given when so delivered personally or by overnight courier or when actually received if sent by registered or certified mail.  Each party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (g) of this Section 11.

(h)                              This Agreement, together with the Restricted Stock Purchase Award Agreements between Executive and the Company dated December 8, 2006 and January 2, 2007, and the Amended and Restated Series A Preferred Stock Purchase Agreement dated July 16,

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2012, sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, including without limitation the Original Employment Agreement, as previously amended, and the Previous Restated Employment Agreement.  No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i)                                  As used in this Agreement, “affiliate” means a corporate entity controlled by an individual identified by name herein, other than the Executive.

(j)                                  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k)                              This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

(l)                                  As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires.  Additionally, unless the context requires otherwise, “or” is not exclusive.

(m)                          The Company shall have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.  The Company (including without limitation members of the Board of Directors of the Company) shall not be liable to the Executive or other persons as to any unexpected or adverse tax consequence realized by the Executive and the Executive shall be solely responsible for the timely payment of all taxes arising from this Agreement that are imposed on the Executive.  This Agreement is intended to comply with the applicable requirements of Internal Revenue Code (“Code”) Section 409A and shall be limited, construed and interpreted in a manner so as to comply therewith.  Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A.  While it is intended that all payments and benefits provided under this Agreement to the Executive will be exempt from or comply with Code Section 409A, the Company makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Code Section 409A.  The Company will have no liability to the Executive or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant.  In addition, if upon the Executive’s date of termination of employment with the Company, the Executive is then a “specified employee” (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following the Executive’s date of termination of employment with the Company until the earlier of (i) the first business day of the seventh month following the Executive’s date of termination of employment with the Company or (ii) ten (10) days after the Company receives written confirmation of the Executive’s death.  Any such delayed payments

CONFIDENTIAL

shall be made without interest.  Additionally, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.  Notwithstanding any provision to the contrary, any references to “termination of employment” or similar terms or phrases in this Agreement that refer to the Executive’s termination of employment with the Company, shall mean a “separation from service” as defined under Code Section 409A and the Treasury Regulations promulgated thereunder.

(n)                              The Company agrees to reimburse Executive for legal fees he incurs in connection with the review of this Agreement, up to a maximum of $2,500.

(o)                              Anti-Dilution.  The Company has previously granted to the Executive stock options to purchase a number of shares of the common stock of the Company (“Common Stock”) sufficient to maintain the Executive’s ownership percentage (if such stock option was exercised, and taking into account any other Company securities and equity awards held by the Executive) at 5% of the outstanding Common Stock of the Company on a fully diluted basis. Within ninety (90) days following any future issue of Common Stock during the Term, if any, the Company will grant the Executive a stock option to purchase a number of shares of Common Stock sufficient to maintain the Executive’s ownership percentage (if such stock option was exercised, and taking into account any other Company securities and equity awards held by the Executive) at 5% of all of the outstanding stock of the Company on a fully diluted basis (“Options”).  The Options will vest in equal monthly installments over four years subject to the Executive’s continued employment with the Company on the date of each installment, except as otherwise provided in Section 9(c) or in the stock option award agreements.  The per share exercise price of the Options, if granted, will be determined by the Board, but in any event will be equal to not less than the fair market value of a Company common share on the date of grant as determined in accordance with the Company equity incentive plan under which it is granted.  The Options will be on other terms and conditions set forth in the stock option award agreements evidencing the grants, which the Executive must execute as a condition of grant.  Notwithstanding the foregoing, the provisions of this Section 11(o) shall not apply to and shall terminate upon an initial public offering of the Company’s Common Stock.

[Signature page follows]

CONFIDENTIAL

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY

By:	/s/ Rainer Twiford
Name: Rainer Twiford
Title: Director

CHARLES P. THEUER

/s/ Charles P. Theuer

AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment to Amended and Restated Employment Agreement (“Amendment”) is entered into as of this 17th day of September, 2014, by and between TRACON Pharmaceuticals, Inc., a Delaware corporation with principal executive offices at 8910 University Center Drive, Suite 700, San Diego, CA 92122 (the “Company”) and Charles P. Theuer (the “Executive”).

WHEREAS, the Company and Executive entered into an Amended and Restated Employment Agreement dated as of May 7, 2014 relating to Executive’s continuing employment as the Company’s President and Chief Executive Officer (the “Amended Employment Agreement”);

WHEREAS, the parties desire to amend the Amended Employment Agreement to better conform to applicable California law; and

WHEREAS, the Company and Executive have agreed to amend the Amended Employment Agreement in accordance with the terms set forth below.

NOW, THEREFORE, for good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto hereby amend the Amended Employment Agreement as follows:

1.                                    Defined Terms.  Capitalized terms not otherwise defined in this Amendment shall have the meanings given to such terms in the Amended Employment Agreement.

2.                                   Termination Benefits Period.  The Termination Benefits Period referred to in Section 6(a) is hereby defined as the twelve (12) months following the termination of Executive’s employment starting on the day of such termination of employment and ending one year thereafter.

3.                                    Confidential Information and Inventions.  Section 5 of the Amended Employment Agreement is stricken in its entirety.  Concurrently with the execution of this Amendment, Executive shall execute and enter into the Employee Proprietary Information and Inventions Agreement (“Confidentiality Agreement”) attached as Exhibit A to this Amendment.  Executive acknowledges and agrees that the Confidentiality Agreement shall apply to Executive’s entire period of employment with the Company, including all past time periods.

4.                                    Non-Solicitation of Employees.  Section 6(a)(i) is hereby amended to delete the words “or hire for any purpose any employee of the Company or any affiliate; or hire any former employee who has left the employment of the Company or any affiliate within twelve (12) months of the termination of such employee’s employment with the Company or any such affiliate; or hire any former employee of the Company in violation of such employee’s non-competition agreement with the Company or any such affiliate; or”.

5.                                    Post-Employment Solicitation of Customers.  Section 6(a)(ii) is stricken in its entirety.

6.                                    Miscellaneous.

(a)                               Except as amended by this Amendment, the Amended Employment Agreement is effective in accordance with its terms and conditions and is hereby ratified and confirmed by the parties hereto for all purposes and in all respects.

(b)                              The titles of sections of this Amendment are for convenience of reference only and are not to be considered in construing this Amendment.

(c)                               This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all which together shall constitute one and the same instrument.

(d)                             A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

(e)                               This Amendment shall be governed by and construed in accordance with the laws of the State of California.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to Amended and Restated Employment Agreement to be executed as of the date first set forth above.

COMPANY:

TRACON PHARMACEUTICALS, INC.

By:	/s/ Rainer Twiford
Name:	Rainer Twiford
Title:	Director

EXECUTIVE:

/s/ Charles P. Theuer
Charles P. Theuer

[Signature Page to Amendment to Amended and Restated Employment Agreement]

Statement Regarding
Employee Proprietary Information and Inventions Agreement

Attached to this statement is your Employee Proprietary Information and Inventions Agreement (the “Agreement”) with TRACON Pharmaceuticals, Inc. (the “Company”).

Please take the time to review the Agreement carefully.  It contains material restrictions on your right to disclose or use, during or after your employment, certain information and technology learned or developed by you (either alone or jointly with others) during your employment.  The Company considers this Agreement to be very important to the protection of its business.

If you have any questions concerning the Agreement, you may wish to consult an attorney.  Managers, legal counsel and others in the Company are not authorized to give you legal advice concerning the Agreement.

If you have read and understand the Agreement, and if you agree to its terms and conditions, please return a fully executed copy of it to the Company, retaining one copy for yourself.

Reviewed And Understood:

Date:	17 SEP 2014	Charles P. Theuer
Employee Name

/s/ Charles P. Theuer
Employee Signature

TRACON PHARMACUETICALS, INC.

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

1.                                    In consideration of my continued employment by Tracon Pharmaceuticals, Inc. (the “Company”), I hereby agree to certain restrictions placed by the Company on my use and development of information and technology of the Company, as more fully set out below.

2.                                    Proprietary Information.

(a)                               Proprietary Information Defined.  I understand that the term “Proprietary Information” in this Agreement means any and all nonpublic information, ideas and materials, in whatever form, tangible or intangible, whether disclosed to or learned or developed by me, pertaining in any manner to the business of or used by the Company (including, without limitation, any person or entity owned by, controlled by or affiliated with the Company) or to any other person or entity to whom or which the Company owes a duty of confidentiality, including, but not limited to, any trade secret, technical know-how, information, knowledge or data relating to the Company’s past, present, planned or foreseeable business as more fully described in Schedule A attached hereto.

(b)                              Often, Proprietary Information will be stamped or otherwise marked “Confidential, “Proprietary,” or with some similar designation.  If any information or material is not so marked however and it meets the definition in the foregoing Section 2(a) above, it is still Proprietary Information.  If I am uncertain as to whether particular information or materials are Proprietary Information, I will request the Company’s written opinion as to their status.  I understand that Proprietary Information does not include any information, idea or material that (i) is or becomes publicly known through lawful means and without breach of this Agreement by me; (ii) was rightfully in my possession or part of my general knowledge prior to my employment by the Company; or (iii) is disclosed to me without confidential or proprietary restrictions by a third party who rightfully possesses the information, ideas or materials (without confidential or proprietary restrictions) and did not learn of it, directly or indirectly, from the Company.  Any information, idea or material will not be considered to be publicly known or in the public domain merely because it is embraced by more general information in my prior possession or the possession of others, or merely because it is expressed in public literature in general terms.  Proprietary Information also does not include my general knowledge and skill obtained during the course of my employment.

(c)                               I acknowledge that all information generated, received or maintained by or for me on the premises or equipment of Company (including, without limitation, computer systems and electronic or voice mail systems) is Proprietary Information and the sole property of the Company, and I hereby waive any property or privacy rights I may have with respect to such information.

3.                                    Restrictions on Use and Disclosure.  I will not, during or at any time after the termination of my employment with the Company, use or reproduce any Proprietary Information, except in the course of performing my duties as an employee of the Company.  I also will not disclose or deliver, directly or indirectly, any Proprietary Information to any person or entity, except in the course of performing my duties as an employee of the Company and with the Company’s consent.  I will use my best efforts to prevent the unauthorized reproduction, disclosure or use of Proprietary Information by others.

4.                                    Creations.

(a)                               Assignment.  I hereby assign, and agree to assign, to the Company, without additional compensation, my entire right, title and interest in and to (a) all Creations, and (b) all benefits, privileges, causes of action and remedies relating to the Creations, whether before or hereafter accrued (including, without limitation, the exclusive rights to apply for and maintain all such registrations, renewals and/or extensions; to sue for all past, present or future infringements or other violations of any rights in the Creation; and to settle and retain proceeds from any such actions).  The term Creations includes, but is not limited to, creations, inventions, works of authorship, ideas, processes, technology, formulas, software programs, writings, designs, discoveries, modifications and improvements, whether or not patentable or reduced to practice and whether or not copyrightable, and whether created by me alone or jointly with others, that (i) are made, conceived or developed during work hours, (ii) are developed using the Company’s equipment, supplies, facilities, or trade secret information, or (iii) relate at the time of conception or reduction to practice to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or result from any work performed by me for the Company, whether or not made, conceived or developed during regular business hours or (iv) after termination of my employment if based on Proprietary Information.  I agree that all such Creations are the sole property of the Company or any other entity designated by it, and, to the maximum extent permitted by applicable law, any copyrightable Creation will be deemed a work made for hire.  I UNDERSTAND THAT THIS PARAGRAPH DOES NOT APPLY TO ANY CREATION WHICH QUALIFIES FULLY UNDER THE PROVISIONS OF SECTION 2870 OF THE LABOR CODE OF THE STATE OF CALIFORNIA, A COPY OF WHICH IS ATTACHED TO THIS AGREEMENT AS EXHIBIT 1 (Limited Exclusion Notification).  I have reviewed the Limited Exclusion Notification in Exhibit 1 and agree that my signature acknowledges receipt of the notification.  I understand that nothing in this Agreement is intended to expand the scope of protection provided me by Sections 2870 through 2872 of the California Labor Code.

(b)                              Disclosure.  I agree to disclose promptly and fully in writing to my immediate supervisor at the Company, with a copy to the President, and to hold in confidence for the sole right, benefit and use of Company, any and all Creations made, conceived or developed by me (either alone or jointly with others) during my employment with the Company, or within one (1) year after the termination of my employment, whether or not I believe such Creations are subject to this Agreement, to permit a determination by the Company as to whether the Creations should be the property of the Company.  Any such information will be received in confidence by the Company.  I further agree to keep and maintain adequate and current written records on the development of all Creations made, conceived or developed by me (either alone or jointly with others) during my period of employment or during the one-year period following termination of my employment, which records will be available to and remain the sole property of the Company at all times.

(c)                               Assist with Registration.  I agree that I will, at the Company’s request, promptly execute a written assignment of title for any Creation required to be assigned by this Section 4.  I further agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to assist it (at its expense) in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Creation assigned to the Company pursuant to this Section 4.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings.  Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Creation, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact, to undertake such acts in my name as if executed and delivered by me, and I waive and quitclaim to the Company any and all claims of any nature whatsoever that I may not have or may later have for infringement of any intellectual property rights in the Creations.  The Company will compensate me at a reasonable rate for time actually spent by me at the Company’s request on such assistance at any time following termination of my employment with the Company.

(d)                              License for Other Inventions.  If, in the course of my employment with the Company, I incorporate into Company property an invention owned by me or in which I have an interest, the Company is hereby granted a nonexclusive, royalty-free, irrevocable, perpetual, world-wide license to make, modify, use, offer for sale, sell and import any invention as part of and in connection with the Company property.

5.                                    Prior Creations.  All inventions, works of authorship, ideas, processes, technology, formulas, software programs, writings, designs, discoveries, modifications, improvements or other creations, if any, that I made, conceived or developed (either alone or jointly with others) prior to my employment by the Company (collectively, “Prior Creations”) are excluded from the scope of this Agreement.  Set forth on Schedule B attached hereto is a complete list of all such Prior Creations that are owned by me, either alone or jointly with others.  I represent and covenant that such list is complete, and I understand that by not listing an invention, work of authorship, discovery, modification, improvement or other creation I am acknowledging that such creation was not made, conceived or developed before commencement of my employment with the Company.  I agree to notify the Company in writing before I make any disclosure to, or perform any work on behalf of, the Company that appears to conflict with proprietary rights I claim in any Prior Creation.  If I fail to give such notice, I agree that I will make no claim against the Company with respect to any such Prior Creation.

6.                                    Confidential Information of Others.  I will not use, disclose to the Company or induce the Company to use any confidential, proprietary or trade secret information or material belonging to others which comes into my knowledge or possession at any time, nor will I use any such information or material in the course of my employment with the Company.  Except as disclosed on Schedule B to this Agreement, I have no other agreements or relationships with or commitments to any other person or entity that conflict with my obligations to the Company as an employee of the Company or under this Agreement, and I represent that my employment will not require me to violate any obligation to or confidence with another.  In the event I believe that my work at the Company would make it difficult for me not to disclose to the Company any confidential, proprietary or trade secret information or materials belonging to others, I will immediately inform my supervisor.  I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict with this Agreement.

7.                                    Business Relationships.  I acknowledge that the Company’s relationships with its employees, customers, vendors and service providers are valuable business assets.  I agree that, during my employment and for one (1) year thereafter, I will not: (i) use or disclose Proprietary Information or Company trade secrets (on behalf of myself or for any third party) in order to divert or attempt to divert from the Company any business, employee, customer, vendor or service provider, through solicitation or otherwise, (ii) solicit, encourage, or cause others to solicit or encourage any employees of the Company to terminate their employment with the Company; or (iii) for the purpose of recruitment directly or indirectly make known to any person, firm, corporation or other entity the names, addresses or other confidential information which identifies or characterizes any of the Company’s employees or any other information pertaining to them.

8.                                    Government Contracts and Other Obligations.  I understand that the Company has or may enter into contracts with other persons or entities, including the United States government or its agents, under which certain intellectual property rights will be required to be protected, assigned, licensed, or otherwise transferred.  I hereby agree to be bound by all such agreements, and to execute such other documents and agreements as are necessary to enable the Company to meet its obligations under any such contracts.

9.                                    Return of Materials; Termination.  I hereby acknowledge and agree that all property, including, without limitation, all source code listings, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents or materials and all copies thereof, all equipment furnished to or prepared by me in the course of or incident to my employment, and all Proprietary Information belonging to the Company will be promptly returned to the Company upon termination of my employment with the Company for any reason or at any other time at the Company’s request.  Following my termination, I will not retain any written or other tangible material containing any Proprietary Information or information pertaining to any Creation.  I understand that my obligations contained in this Agreement will survive the termination of my employment and I will continue to make all disclosures required of me by Section 4(b) above.  I further agree not to use any Proprietary Information for my benefit or the benefit of others.  In the event of the termination of my employment, I agree, if requested by the Company, to sign and deliver the Termination Certificate attached as Schedule C hereto and incorporated herein.

10.                            Remedies.  I recognize that nothing in this Agreement is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act or other federal or state law, and that I could face possible criminal and civil actions resulting in imprisonment and substantial monetary liability if I misappropriate the Company’s trade secrets.  In addition, I acknowledge that it may be extremely difficult to measure in money the damage to the Company of any failure by me to comply with this Agreement, that the restrictions and obligations under this Agreement are material, and that, in the event of any failure, the Company could suffer irreparable harm and significant injury and may not have an adequate remedy at law or in damages.  Therefore, I agree that if I breach any provision of this Agreement, the Company will be entitled to the issuance of an injunction or other restraining order or to the enforcement of other equitable remedies against me to compel performance of the terms of this Agreement without the necessity of showing or proving it has sustained any actual damage.  This will be in addition to any other remedies available to the Company in law or equity.

11.                            Miscellaneous Provisions.

(a)                               Application of this Agreement.  The Company and I acknowledge that I have been engaged to provide services to the Company for a period of time prior to the date of this Agreement (the “Prior Engagement Period”).  I agree that if and to the extent that, during the Prior Engagement Period: (i) I received access to any information from or on behalf of the Company that would have been “Proprietary Information” if I had received access to such information during the period of my employment with the Company under this Agreement; or (ii) I conceived, created, authored, invented, developed or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been a “Creation” if conceived, created, authored, invented, developed or reduced to practice during the period of my employment with the Company under this Agreement; then any such information shall be deemed “Proprietary Information” hereunder and any such item shall be deemed a “Creation” hereunder, and this Agreement shall apply to such information or item as if conceived, created, authored, invented, developed or reduced to practice under this Agreement.

(b)                              No Waiver by Conduct or Prior Waiver.  A party’s delay, failure or waiver of any right or remedy under this Agreement will not impair, preclude, cancel, waive or otherwise affect such right or remedy or any subsequent rights or remedies that may arise.

(c)                               General Provisions.  This Agreement constitutes the entire agreement between the Company and me relating generally to the same subject matter, replaces any existing agreement entered into by me and the Company relating generally to the same subject matter, and may not be changed or modified, in whole or in part, except by written supplemental agreement signed by me and the Company.  I agree that any subsequent change in my duties or compensation will not affect the validity or scope of this Agreement.  If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement will not fail on account thereof but will otherwise remain in full force and effect.  If any obligation in this Agreement is held to be too broad to be enforced, it will be construed to be enforceable to the full extent permitted by law.  The obligations of this Agreement will continue beyond the termination of my employment and will be binding upon my heirs, executors, assigns, administrators, legal representatives and other successors in interest.  This Agreement will inure to the benefit of the Company, its successors, assigns and affiliates.  This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to its conflict of law rules.  This Agreement may be signed in two counterparts, each of which will be deemed an original and both of which will constitute one agreement.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I UNDERSTAND THAT I AM AN AT-WILL EMPLOYEE, AND THAT MY EMPLOYMENT MAY BE TERMINATED AT ANY TIME WITH OR WITHOUT CAUSE AND WITH OR WITHOUT NOTICE.  I HAVE COMPLETELY NOTED ON SCHEDULE B TO THIS AGREEMENT ANY PROPRIETARY INFORMATION, IDEAS, PROCESSES, INVENTIONS, TECHNOLOGY, WRITINGS, PROGRAMS, DESIGNS, FORMULAS, DISCOVERIES, PATENTS, COPYRIGHTS, OR TRADEMARKS, OR IMPROVEMENTS, RIGHTS, OR CLAIMS RELATING TO THE FOREGOING, THAT I BELIEVE SHOULD BE EXCLUDED FROM THIS AGREEMENT.  I HAVE ALSO NOTED ON SCHEDULE B TO THIS AGREEMENT ANY AGREEMENT OR RELATIONSHIP WITH OR COMMITMENT TO ANY OTHER PERSON OR ENTITY THAT CONFLICTS WITH MY OBLIGATIONS AS AN EMPLOYEE OF THE COMPANY.

Date:	17 SEP 2014	Charles P. Theuer
Employee Name

s/ Charles P. Theuer
Employee Signature

SCHEDULE A

EXAMPLES OF PROPRIETARY INFORMATION

Proprietary Information includes, but is not limited to, any of the following types of information, ideas and materials:

any trade secret; technical know-how; information; data; knowledge; idea; design; formula; schematics; instrument; product; machinery; project; equipment; document; file; photograph; computer printout; drawing; manual; sketch or other visual representation; data processing or computer software technique, program or system; biological, chemical, mechanical or other invention; improvement; discovery; composition; process; part of a process; manufacturing technique; book; notebook; paper; compilation of information; record; specification; operating method; patent disclosure or patent application; list or other written record used in the Company’s business; information regarding the Company’s financial condition; employee personnel files and compensation and other terms of employment of the Company’s employees and consultants; names and practices of any customers or potential customers of the Company and its affiliates; names, marketing methods, operating practices and related data regarding the Company’s existing and potential vendors, suppliers, distributors, joint venture partners, and affiliates; the marketing methods and plans of the Company and its affiliates, licensors and licensees and related data and prices at which the Company obtains or has obtained, or at which it sells or has sold, its products or services; research, development, manufacturing and sales plans, costs and receipts of the Company; any information of the type described above which the Company has a legal obligation to treat as confidential, or which the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company; and any other information, ideas or materials relating to the past, present, planned or foreseeable business, products, developments, technology or activities of the Company.

SCHEDULE B

Prior Knowledge of Proprietary Information;
Prior Creations; Prior Commitments

1.                                      EMPLOYEE’S DISCLOSURE OF PROPRIETARY INFORMATION

Except as set forth below, I acknowledge that at this time I know nothing about the business or Proprietary Information of the Company, other than information I have learned from the Company in the course of being hired (Check here            if continued on additional attached sheets):

2.                                      EMPLOYEE’S DISCLOSURE OF PRIOR CREATIONS

The following information is provided in accordance with Section 5 of the Company’s Employee Proprietary Information and Inventions Agreement (the “Agreement”) executed by me.

   ✓                                               I have made no inventions, discoveries or improvements prior to my employment with the Company that are owned by me, either alone or jointly with others.

                                                      The following is a complete and current list of all inventions, discoveries, or improvements I have made, conceived, or first reduced to practice prior to my employment with the Company, that are owned by me, alone or jointly with others, which I desire to remove from the operation of the Agreement.  (Check here                                      if continued on additional attached sheets.)

3.                                      EMPLOYEE’S DISCLOSURE OF CONFLICTING AGREEMENTS

The following information is provided in accordance with Section 6 of the Agreement:

  ✓                                                    I am not party to any agreement or relationships with or commitments to any other person or entity that conflict with my obligations as an employee of the Company or under the Agreement.

                                                      The following is a complete and current list of all agreements or relationships with or commitments to any other person or entity that conflict with my obligations as an employee of the Company under the Agreement.  (Check here                                                                                                                                                if continued on additional attached sheets.)

Date:	17 Sept 2014	Charles P. Theuer
Employee Name

/s/ Charles P. Theuer
Employee Signature

SCHEDULE C

TERMINATION CERTIFICATE CONCERNING
COMPANY’S PROPRIETARY INFORMATION AND CREATIONS

This is to certify that I have returned all property of TRACON Pharmaceuticals, Inc., a Delaware corporation (the “Company”), including, without limitation, all source code listings, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents and materials, Proprietary Information, and equipment furnished to or prepared by me in the course of or incident to my employment with the Company, and that I did not make or distribute any copies of the foregoing.

I further certify that I have reviewed the Employee Proprietary Information and Inventions Agreement (the “Agreement”) signed by me and that I have complied with and will continue to comply with all of its terms, including, without limitation, (i) the reporting of any idea, process, invention, technology, writing, program, design, formula, discovery, patent, copyright, or trademark, or any improvement, rights, or claims related to any and all Creations, conceived or developed by me and covered by the Agreement and (ii) the preservation as confidential of all Proprietary Information pertaining to the Company.  This certificate in no way limits my responsibilities or the Company’s rights under the Agreement.

On termination of my employment with the Company, I will be employed by                                            [Name of New Employer] [in the                              division] and I will be working in connection with the following projects:

[generally describe the projects]

Date:	Charles P. Theuer
Employee Name

Employee Signature

EXHIBIT 1

CALIFORNIA LABOR CODE
SECTIONS 2870-2872

2870. (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

2871. No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

2872. If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.